As filed with the Securities and Exchange Commission December 7, 2009	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZIOPHARM Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	84-1475642 (I.R.S. Employer Identification No.)
1180 Avenue of the Americas, 19th Floor New York, NY 10036 (646) 214-0700 (Address and telephone number of registrant’s principal executive offices and principal place of business)
Dr. Jonathan Lewis
Chief Executive Officer
ZIOPHARM Oncology, Inc.
1180 Avenue of the Americas, 19th Floor
New York, NY 10036
Telephone: (646) 214-0700
Facsimile: (646) 214-0711
(Name, address and telephone number of agent for service)
Copies to: Alan M. Gilbert, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8381

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  SEC File No. 333-161453

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional  securities or additional classes of securities  pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.    (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)(2)(3)(4)	Proposed Maximum Aggregate Offering Price (2)(3)(4)(5)	Amount Of Registration Fee (6)
Common stock, par value $.001 per share
Preferred Stock, par value $0.001 per share
Warrants
Debt Securities
Total	$5,989,525	$5,989,525	$334.22

(1)
In accordance with Rule 462(b) promulgated under the Securities Act an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the Registration Statement on Form S-S (File No. 333-161453), as amended, is hereby registered.

(2)
An indeterminate number of shares of common stock and preferred stock, an indeterminate number of warrants to purchase debt securities, common stock or preferred stock and an indeterminate amount of debt securities are being registered hereunder, but in no event will the aggregate initial offering price exceed $75,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amount and number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock and provide for conversion or exchange, upon exercise of warrants or pursuant to antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, there are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Unspecified pursuant to General Instruction II.D to Form S-3 under the Securities Act.

(4)
Represents only the additional amount of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-3 (File No. 333-161453).

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(o) under the Securities Act and based upon the average of the high and low sale prices for such stock on December 4, 2009, as reported by the NASDAQ Capital Market.

(6)
Represents the registration fee only for the additional number of shares being registered. A filing fee of $4,185.00 was previously paid for the securities that the Registrant previously registered on the Registration Statement on Form S-3 (File No. 333-161453).

This registration statement shall become effective upon filing with the Securities and Exchange
Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-3 (File No. 333-161453), originally filed by us with the Commission on August 20, 2009, and subsequently amended, and includes the registration statement facing page, this page, the signature page, an exhibit index and exhibits. It is being filed for the sole purpose of registering an additional $5,989,525 of securities pursuant to Rule 462(b), which amount does not represent more than 20% of the maximum aggregate offering price set forth for the securities in the “Calculation of Registration Fee” table in the registration statement on Form S-3 (File No. 333-161453), as amended.

The information in the registration statement on Form S-3 (File No. 333-161453), as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on September 14, 2009, is incorporated by reference into this registration statement. The required opinions and consents are listed on the exhibit index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 2009.

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan Lewis
Jonathan Lewis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jonathan Lewis and Richard E. Bagley, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jonathan Lewis	Director and Chief Executive Officer	December 7, 2009
Jonathan Lewis	(Principal Executive Officer)

/s/ Richard Bagley	Director, President, Treasurer and Chief	December 7, 2009
Richard E. Bagley	Operating Officer (Principal Accounting and Financial Officer)

/s/ Murray Brennan	Director	December 7, 2009
Murray Brennan

	Director	December 7, 2009
James Cannon

/s/ Timothy McInerney	Director	December 7, 2009
Timothy McInerney

/s/ Wyche Fowler, Jr.	Director	December 7, 2009
Wyche Fowler, Jr.

/s/ Gary S. Fragin	Director	December 7, 2009
Gary S. Fragin

/s/ Michael Weiser	Director	December 7, 2009
Michael Weiser

EXHIBIT INDEX

Exhibit No.	Description of Document

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP
23.1	Consent of Independent Registered Public Accounting Firm - Caturano and Company, P.C.
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page)